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                                                                 Exhibit H.II, 2


                   AMENDMENT TO EXPENSE LIMITATION AGREEMENT


          AMENDMENT TO EXPENSE LIMITATION AGREEMENT (the "Amendment"), effective as of February 13, 2001, by and between William Blair & Company, L.L.C., an Illinois limited liability company (the "Adviser") and William Blair Funds (the "Trust"), on behalf of the William Blair Value Discovery Fund series of the Trust (the "Fund").

          WHEREAS, the Trust and the Adviser have entered into an Expense Limitation Agreement dated September 30, 1999 (the "Expense Limitation Agreement"), and subsequently amended the Expense Limitation Agreement to extend until April 30, 2001; and

          WHEREAS, the Trust and the Adviser desire to extend the Expense Limitation Agreement for another year; and

          WHEREAS, the Trust and the Adviser desire to change the Operating Expense Limit from 1.39% to 1.35% effective as of May 1, 2001;

          NOW THEREFORE, the parties hereto agree that Section 1.2 and Section 2 of the Expense Limitation Agreement is hereby amended and restated to read as follows:

          "1.2  OPERATING EXPENSE LIMIT.

                The Operating Expense Limit in any year with respect to the Fund shall be 1.35% (annualized) of the average daily net assets of the Fund for its Class I shares. For the Fund's Class A, B, C and N shares, the Operating Expense Limit shall be 1.35% plus any shareholder/distribution service fees under Rule 12b-1 under the 1940 Act and/or shareholder service fees as described in the then current registration statement offering shares of the Fund." and

          "2.   TERM AND TERMINATION OF AGREEMENT.

                The Agreement shall terminate either upon the termination of the Advisory Agreement or on April 30, 2002. The obligation of the Adviser under Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination."

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                               WILLIAM BLAIR FUNDS


                                               By: /s/ Marco Hanig
                                                  -----------------------------
                                               Name:  Marco Hanig
                                               Title: President


                                               WILLIAM BLAIR & COMPANY, L.L.C.


                                               By: /s/ F. Conrad Fischer
                                                  -----------------------------
                                               Name: F. Conrad Fischer
                                               Title: Chairman